EXHIBIT 23

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 of President Casinos, Inc. with respect to the President Casinos, Inc. 1992 Stock Option Plan, of our report dated February 22, 1997 (except for Notes 10 and 13 as to which the date is June 30, 1997) related to the balance sheet of BH Acquisition Corporation (a Mississippi corporation) as of December 31, 1996 and the statements of operations, stockholder's deficit and cash flows for the year then ended, which report appears in the accompanying Current Report on Form 8-K of President Casinos, Inc. dated July 24, 1997.




/s/ Chamberlin, Shaffer & Griffiths, A.C.
Certified Public Accountants


Pittsburgh, Pennsylvania
October 7, 1997